Exhibit 10.97

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

154 Contract of sale for New York office, commercial and multi-family Distributed by Julius Blumberg, Inc.

residential premises. 7-06 NYC 10013

Prepared by the Real Property Committee of the Association of the Bar of the City of New York.

NOTE: This form is intended to cover matters common to most transactions. Provisions should be added, altered or deleted to suit the circumstances of a particular transaction.

Contract of Sale-Office, Commercial and Multi-Family Residential Premises

Table of Contents

Section 1. Sale of premises and acceptable title

Section 2. Purchase price, acceptable funds, existing mortgages, purchase money mortgage, escrow of downpayment and foreign persons

Section 3. The closing

Section 4. Representations and warranties of seller

Section 5. Acknowledgements of purchaser

Section 6. Seller's obligations as to leases

Section 7. Responsibility for violations

Section 8. Destruction, damage or condemnation

Section 9. Covenants of seller

Section 10. Seller's closing obligations

Section 11. Purchaser's closing obligations

Section 12. Apportionments

Section 13. Objections to title, failure of seller or purchaser to perform and vendee's lien

Section 14. Broker

Section 15. Notices

Section 16. Limitations on survival of representations, warranties, covenants and other obligations

Section 17. Due Diligence Period

Section 18. Miscellaneous Provisions

Contract of Sale-Office, Commercial and Multi-Family Residential Premises dated March   2022 between

sIlarx pharmaceuticals, inc., a New York corporation having an address at 1033 Stoneleigh Avenue, Carmel, New York 10512, Attention: John Abt (“Seller”) and Chartwell Carmel Realty, LLC, a New York limited liability company, having an address at 77 Brenner Drive, Congers, New York 10920, Attention: Jack Goldenberg (“Purchaser”).

Premises:

Street Address: 1033 Stoneleigh Avenue. Carmel, New York (Parcel 55.15, Block 1, Lot 9)

City or Town: CarmelCounty: Putnam State: New York

Seller and Purchaser hereby covenant and agree as follow:

Section 1. Sale of Premises and Acceptable Title

Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcel of land more particularly described in Schedule A attached hereto (“Land”); (b) all buildings and improvements situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building (collectively, “Premises”). For purposes of this contract, “appurtenances” shall include all right, title, and interest of Seller, if any, in and to (i) streets, easements, rights-of-way and vehicle parking rights used in connection with the Premises; (ii) any strips or gores of land between the Land and abutting or adjacent properties; ~~(iii) the leases for space in the Building, and all guarantees thereof, as shown on Schedule E attached hereto and any leases entered into by Seller between the date of this contract and the Closing (as hereinafter defined)~~; (iv) ~~the Service Contracts (as hereinafter defined)~~; (v) plans, specifications architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Land and the Building in Seller’s possession; (vi) all operating manuals and books, date and records regarding the Land and the Building and its component systems in Seller’s possession; (vii) all licenses, permits, certificates of occupancy and other approvals issued by any state, federal or local authority relating to the use, maintenance or operation of the Land and the Building  to the extent that they may be transferred or assigned; (viii) all warranties or guaranties, if any, applicable to the Building, to the extent such warranties or guaranties are assignable; (ix) all tradenames, trademarks, servicemarks, logos, copyrights and good will relating to or used in connection with the operation of the Land and the Building and (x) air rights and development rights; provided, however, (a) Seller makes no representation that any such appurtenances exist at the Premises and (b) Purchaser is purchasing the Premises in a strictly as-is condition, subject to the terms of this contract.   The Premises are located at or known as:

1033 Stoneleigh Avenue

Carmel, New York

Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to: (a) the matters set forth in Schedule B attached hereto (collectively, "Permitted Exceptions"); and (b) such other matters as (i) the title insurer specified in Schedule D attached hereto (or if none is so specified. then any title insurer licensed to do business by the State of New York) shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises and (ii) shall be accepted by any lender described in Section 274-a of the Real Property Law ("Institutional Lender") which has committed in writing to provide mortgage financing to Purchaser for the purchase of the Premises ("Purchaser's Institutional Lender"), except that if such acceptance by Purchaser's Institutional Lender is unreasonably withheld or delayed, such acceptance shall be deemed to have been given.

Section 2. Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money Mortgage, ~~Escrow of Downpayment~~ and Foreign Persons

The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is $7,500,000.00.

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All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) official bank checks drawn by any such banking institution, payable to the order of Seller, except that personal checks of Purchaser payable to the order of Seller up to the amount of one-half of one percent of the Purchase Price shall be acceptable for sums payable to Seller at the Closing, or (b) with respect to the portion of the Purchase Price payable at the Closing, at Seller’s election, by wire transfer of immediately available federal funds to an account designated by Seller not less than three (3) business days prior to the Closing.

~~If Schedule C provides for the acceptance of title by Purchaser subject to one or more existing mortgages (collectively, "Existing Mortgage(s)''), the amounts specified in Schedule C with reference thereto may be approximate. If at the Closing the aggregate principal amount of the Existing Mortgage(s), as reduced by payments required thereunder prior to the Closing, is less than the aggregate amount of the Existing Mortgage(s) as specified in Schedule C, the difference shall be added to the monies payable at the Closing, unless otherwise expressly provided herein.~~

~~If any of the documents constituting the Existing Mortgage(s) or the note(s) secured thereby prohibits or restricts the conveyance of the Premises or any part thereof without the prior consent of the holder or holders thereof ("Mortgagee(s)") or confers upon the Mortgagee(s) the right to accelerate payment of the indebtedness or to change the terms of the Existing Mortgage(s) in the event that a conveyance is made without consent of the Mortgagee(s), Seller shall notify such Mortgagee(s) of the proposed conveyance to Purchaser within 10 days after execution and delivery of this contract, requesting the consent of such Mortgagee(s) thereto. Seller and Purchaser shall furnish the Mortgagee(s) with such information as may reasonably be required in connection with such request and shall otherwise cooperate with such Mortgagee(s) and with each other in an effort expeditiously to procure such consent, but neither shall be obligated to make any payment to obtain such consent. If such Mortgagee(s) shall fail or refuse to grant such consent in writing on or before the date set forth in Schedule D or shall require as a condition of the granting of such consent (i) that additional consideration be paid to the Mortgagee(s) and neither Seller nor Purchaser is willing to pay such additional consideration or (ii) that the terms of the Existing Mortgage(s) be changed and Purchaser is unwilling to accept such change, then unless Seller and Purchaser mutually agree to extend such date or otherwise modify the term of this contract, Purchaser may terminate this contract in the manner provided in §I3.02. If Schedule C provides for a: Purchase Money Mortgage (as defined in §2.04), Seller may also terminate this contract in the manner provided in §I3.02 if any of the foregoing circumstances occur or if Seller is unwilling to accept any such change in the terms of the Existing Mortgage(s).~~

~~If Schedule C provides for payment of a portion of the Purchase Price by execution and delivery to Seller of a note secured by a purchase money mortgage ("Purchase Money Mortgage''), such note and Purchase Money Mortgage shall be drawn by the attorney for the Seller on the most recent forms of the New York Board of Title Underwriters (or its successor) for notes and for mortgages of like lien, as modified by this contract. At the Closing, Purchaser shall pay the mortgage recording tax and recording fees therefor and the filing fees for any financing statements delivered in connection therewith.~~

~~If Schedule C provides for the acceptance of title by Purchaser subject to Existing Mortgage(s) prior in lien to the Purchase Money Mortgage, the Purchase Money Mortgage shall provide that it is subject and subordinate to the lien(s) of the Existing Mortgage(s) and shall be subject and subordinate to any extensions, modifications, renewals, consolidations, substitutions or replacements thereof (collectively, "Refinancing" or "Refinanced Mortgage"), provided that (i) the rate of interest payable under a Refinanced Mortgage shall not be greater than that specified in Schedule D as the Maximum Interest Rate or, if no Maximum Interest Rate is specified in Schedule D, shall not be greater than the rate of interest that was payable on the refinanced indebtedness immediately prior to such Refinancing, and (ii) if the principal amount of the Refinanced Mortgage plus the principal amount of other Existing Mortgage(s), if any, remaining after placement of a Refinanced Mortgage exceeds the amount of principal owing and unpaid on all mortgages on the Premises superior to the Purchase Money Mortgage immediately prior to the Refinancing, an amount equal to the excess shall be paid at the closing of the Refinancing to the holder of the Purchase Money Mortgage in reduction of principal payments due thereunder in inverse order of maturity. The Purchase Money Mortgage shall further provide that the holder thereof shall, on demand and without charge therefor, execute, acknowledge and deliver any agreement or agreements reasonably required by the mortgagor to confirm such subordination.~~

~~The Purchase Money Mortgage shall contain the following additional provisions:~~

~~"The mortgagor or any owner of the mortgaged premises shall have the right to prepay the entire unpaid indebtedness together with~~

~~accrued interest, but without penalty, at any time on or after [insert the day following the last day of the fiscal year of the mortgagee in which the Closing occurs or, if a Prepayment Date is specified in Schedule D, the specified Prepayment Date], on not less than 10 days' written notice to the holder hereof."~~

~~''Notwithstanding anything to the contrary contained herein, the obligation of the mortgagor for the payment of the indebtedness and for the performance of the terms, covenants and conditions contained herein and in the note secured hereby is limited solely to recourse against the property secured by this mortgage, and in no event shall the mortgagor or any principal of the mortgagor, disclosed or undisclosed, be personally liable for any breach of or default under the note or this mortgage or for any deficiency resulting from or through any proceedings to foreclose this mortgage, nor shall any deficiency judgment, money judgment or other personal judgment be sought or entered against the mortgagor or any principal of the mortgagor, disclosed or undisclosed, but the foregoing shall not adversely affect the lien of this mortgage or the mortgagee's right of foreclosure."~~

~~"In addition to performing its obligations under Section 274-a of the Real Property Law, the mortgagee, if other than one of the institutions listed in Section 274-a, agrees that, within 10 days after written request by the mortgagor, but not more than twice during any period of 12 consecutive months, it will execute, acknowledge and deliver without charge a certificate of reduction in recordable form (a) certifying as to (I) the then unpaid principal balance of the indebtedness secured hereby, (2) the maturity date thereof, (3) the rate of interest, (4) the last date to which interest has been paid and (5) the amount of any escrow deposits then held by the mortgagee, and (b) stating, to the knowledge of the mortgagee, whether there are any alleged defaults hereunder and, if so, specifying the nature thereof."~~

~~"All notices required or desired to be given under this mortgage shall be in writing and shall be delivered personally or shall be sent by prepaid registered or certified mail, addressed to the mortgagor and mortgagee at the addresses specified in this mortgage or to such other parties or at such other addresses, not exceeding two, as may be designated in a notice given to the other party or parties in accordance with the provisions hereof."~~

~~The additional provisions, if any, specified in a rider hereto.~~

~~The sum paid under paragraph (a) of Schedule C or any other sums paid on account of the Purchase Price prior to the Closing (collectively, "Downpayment") are paid by check or checks drawn to the order of and delivered to Seller's attorney or another escrow agent ("Escrowee"), the Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section. Escrowee need not hold such proceeds in an interest-bearing account, but if any interest is earned thereon, such interest shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 business day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrow shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.~~

~~The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.~~

~~Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.~~

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~~If Escrowee is Seller’s attorney, Escrowee or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee.~~

~~Escrowee may act or refrain from acting in respect of any matter referred to in this Section 5 in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel~~.

In the event that Seller is a "foreign person", as defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the "Code Withholding Section"), or in the event that Seller fails to deliver the certification of non-foreign status required under §10.12(c), ~~or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification~~, Purchaser shall deduct and withhold from the Purchase Price a sum equal to fifteen percent (15%) thereof and shall at Closing remit the withheld amount with Forms 8288 and 8288A (or any successors thereto) to the Internal Revenue Service; and if the cash balance of the Purchase Price payable to Seller at the Closing after deduction of net adjustments, apportionments and credits (if any) to be made or allowed in favor of Seller at the Closing as herein provided is less than fifteen percent (15%) of the Purchase Price, Purchaser shall have the right to terminate this contract, ~~in which event Seller shall refund the Downpayment to Purchaser and shall reimburse Purchaser for title examination and survey costs as if this contract were terminated pursuant to Section 16~~. The right of termination provided for in this Section 5 shall be in addition to and not in limitation of any other rights or remedies available to Purchaser under applicable law.

Section 3.  The Closing

Except as otherwise provided in this contract, the closing of title pursuant to this contract ("Closing") shall take place on the scheduled date and time of closing specified in Schedule D (the actual date of the Closing being herein referred to as "Closing Date") at the place specified in Schedule D.

Section 4.  Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

Unless otherwise provided in this contract, Seller is the sole owner of fee simple title to the Premises, subject to the Permitted Exceptions.

~~If the Premises are encumbered by an Existing Mortgage(s), no written notice has been received from the Mortgagee(s) asserting that a default or breach exists thereunder which remains uncured and no such notice shall have been received and remain uncured on the Closing Date. If copies of documents constituting the Existing Mortgage(s) and note(s) secured thereby have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals and the Existing Mortgage(s) and note(s) secured thereby have not been modified or amended except as shown in such documents.~~

Seller has not granted any party an option to purchase the Premises or any right of refusal with respect to the sale of the Premises that remains in effect and, to Seller’s knowledge, none existed at the time Seller acquired the Premises.

~~Except as otherwise set forth in the Rent Schedule or elsewhere in this contract:~~

~~as of the date hereof, all of the Leases are in full force and effect and none of them has been modified, amended or extended;~~

~~no renewal or extension option or options for additional space have been granted to tenants;~~

~~no tenant has an option to purchase the Premises or a right of first refusal or first offer with respect to sale of the Premises;~~

~~as of the date hereof, the rents set forth are being collected on a current basis and there are no arrearages in excess of one month;~~

~~no tenant is entitled to rental concessions or abatements for any period subsequent to the scheduled date of closing;~~

~~as of the date hereof, Seller has not sent written notice to any tenant claiming that such tenant is in default, which default remains uncured;~~

~~as of the date hereof, no action or proceeding instituted against Seller by any tenant of the Premises is presently pending in any court, except with respect to claims involving personal injury or property damage which are covered by insurance;~~

~~as of the date hereof, there are no security deposits other than those set forth in the Rent Schedule;~~

~~true and complete copies of the Leases have been delivered to Purchaser or its counsel and initialed by representatives of Purchaser and Seller;~~

~~as of the date hereof, the tenants under the Leases are in actual possession of the space demised;~~

~~as of the date hereof, Seller has performed all of the landlord’s material obligations under the Leases and no notice of any default of the landlord under the Leases has been given or to the knowledge of Seller is pending;~~

~~to the best of Seller’s knowledge, as of the date hereof, no action or proceeding, voluntary or involuntary, is pending against any tenant under any bankruptcy or insolvency act; and~~

~~no leasing commissions are due or owing with respect to any of the Leases.~~

~~If any Leases which have been provided to Purchaser or its representative contain provisions that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases.~~

~~If the Premises or any part thereof are subject to the New York City Rent Stabilization Law, Seller is and on the Closing Date will be a member in good standing of the Real Estate Industry Stabilization Association, and, except as otherwise set forth in the Rent Schedule, there are no proceedings with any tenant presently pending before the Conciliation and Appeals Board or the New York State Division of Housing and Community Renewal in which a tenant has alleged an overcharge of rent or diminution of services or similar grievance, and there are no outstanding orders of the Conciliation and Appeals Board or the New York State Division of Housing and Community Renewal that have not been complied with by Seller.~~

~~If the Premises or any part thereof are subject to the New York City Emergency Rent and Rehabilitation Law, the rents shown are not in excess of the maximum collectible rents, and, except as otherwise set forth in the Rent Schedule, no tenants are entitled to abatements as senior citizens, there are no proceedings presently pending in which a tenant has alleged an overcharge of rent or diminution of services or similar grievance, and there are no outstanding that have not been complied with by Seller.~~

~~If an insurance schedule is attached hereto, such schedule lists all insurance policies presently affording coverage with respect to the Premises, and the information contained therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof.~~

~~If a payroll schedule is attached hereto, such schedule lists all employees presently employed at the Premises, and the information contained therein is accurate as of the date set forth therein or, if no date is set forth therein, as of the date hereof, and, except as otherwise set forth in such schedule, none of such employees is covered by a union contract and there are no retroactive increases or other accrued and unpaid sums owed to any employee.~~

With respect to the Premises, there are no service, maintenance, supply and/or management contracts ("Service Contracts") in effect as of the date hereof that would be binding on Purchaser after Closing which are not terminable on less than thirty (30) days’ notice without the payment of any fee.

~~If a copy of a certificate of occupancy for the Premises has been exhibited to and initialed by Purchaser or its representative, such copy is a true copy of the original and such certificate has not been amended, but Seller makes no representation as to compliance with any such certificate.~~

The assessed valuation and real estate taxes set forth in Schedule D, if any, are the assessed valuation of the Premises and the taxes paid or payable with respect thereto for the fiscal year indicated in such schedule. Except as otherwise set forth in Schedule D, there are no tax abatements or exemptions affecting the Premises.

~~Except as otherwise set forth in a schedule attached hereto, if any, if the Premises are used for residential purposes, each apartment contains a range and a refrigerator, and all of the ranges and refrigerators and all of the items of personal property (or replacements thereof) listed in such schedule, if any, are and on the Closing Date will be owned by Seller free of liens and encumbrances other than the lien(s) of the Existing Mortgage(s), if any.~~

As of the date hereof, Seller has no actual knowledge that any incinerator, boiler or other burning equipment on the Premises is being operated in violation of applicable law. ~~If copies of a certificate or certificates of operation therefor have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals.~~

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~~Except as otherwise set forth in Schedule D, as of the date hereof,~~ Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.

Seller is not a "foreign person" as defined in the Code Withholding Section.

Seller is a New York corporation                                                           that has been duly organized and is validly and presently existing in good standing under the laws of the state of its formation or will be in good standing at the time of Closing.

Seller has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and consummate the transaction contemplated hereby. Assuming due authorization, execution and delivery by each other party hereto, this contract and all obligations of Seller, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The execution and delivery of this contract and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of Seller’s assets or property which would materially and adversely affect the ability of Seller to carry out the terms of this contract. Seller has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Seller of this contract.

There are no pending proceedings or appeals to correct or reduce the assessed valuation of the Premises.

~~Seller is not subject to any pending voluntary or, to the best of Seller’s knowledge, involuntary reorganization, liquidation, receivership, or other proceedings under any federal, state or local insolvency, liquidation, reorganization or similar type laws.~~

~~There are no employees currently employed by Seller at the Premises.  There are no collective bargaining or union agreements in effect with respect to the Premises. Seller will not enter into any negotiations or execute any contract with a labor union while this contract is in full force and effect.~~

Seller shall not voluntarily create any new title encumbrances affecting the Premises between the date hereof and the Closing which shall remain in full force and effect after the Closing Date.

~~To the best of Seller’s knowledge, without the duty of investigation, (i) there are no written agreements entered into between Seller and the New York City Department of Housing Preservation and Development that are currently in full force and effect and (ii) no emergency repairs have been made to the Premises, as ordered by any governmental agency, the cost of which remains unpaid.~~

~~To the best of Seller’s knowledge, without the duty of investigation,~~ Seller has not received written notice of and has no knowledge of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller with respect to the Premises which, if adversely determined, would have a material adverse effect on the Premises and interfere with the consummation of the transaction contemplated by this contract.

Seller has not sold, conveyed or otherwise transferred any of the air rights or other development rights with respect to the Premises and, to the best of Seller’s knowledge, without the duty of investigation, to the extent that the Premises has air rights or development rights, same are included in this sale.

For purposes of this contract, including, without limitation this Section and Section 30, the phrase “to Seller’s knowledge” and similar phrases shall mean the actual current knowledge (as opposed to deemed, implied, imputed or constructive knowledge), without inquiry, of Grant Brock, the Vice President of Operations of Lannett Company, Inc..  Notwithstanding anything to the contrary set forth in this contract, the foregoing individual shall not have any personal liability or liability whatsoever with respect to any matters set forth in this contract or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

Section 5.  Acknowledgments, Representations and

Warranties of Purchaser

Purchaser acknowledges that:

Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, subject to the terms and conditions contained in this contract, shall accept the Premises "as is" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

Before entering into this contract, Purchaser has made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary. In entering into this contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally.

Purchaser represents and warrants to Seller that:

The funds comprising the Purchase Price to be delivered to Seller in accordance with this contract are not derived from any illegal activity.

Purchaser has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and the transaction contemplated hereby. Assuming due authorization, execution and delivery by each party hereto, this contract and all obligations of Purchaser hereunder are the legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The execution and delivery of this contract and the performance of its obligations hereunder by Purchaser will not conflict with any provision of any law or regulation to which Purchaser is subject or any agreement or instrument to which Purchaser is a party or by, which it is bound or any order or decree applicable to Purchaser or result in the creation or imposition of any lien on any of Purchaser’s assets or property which would materially and adversely affect the ability of Purchaser to carry out the terms of this contract. Purchaser has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Purchaser of this contract.

Section 6.  Seller's Obligations as to Leases

~~Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld: (a) amend, renew or extend any Lease in any respect, unless required by law; (b) grant a written lease to any tenant occupying space pursuant to a Tenancy; or (c) terminate any Lease or Tenancy except by reason of a default by the tenant thereunder~~.

~~Unless otherwise provided in a schedule attached to this contract,~~ Between the date of this contract and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space in the Building ~~which is presently vacant or which may hereafter become vacant. without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof all consistent with the current operating practices of Seller at the Premises. If Purchaser objects to such proposed lease, Purchaser shall so notify Seller within 3 business days after receipt of Seller's notice if such notice was personally delivered to Purchaser, or within 7 business days after the mailing of such notice by Seller to Purchaser, in which case Seller shall not enter into the proposed lease. Unless otherwise provided in a schedule attached to this contract, Purchaser shall pay to Seller at the Closing, in the manner specified in §2.02, the rent and additional rent that would have been payable under the proposed lease from the date on which the tenant's obligation to pay rent would have~~

133449176.1

~~commenced if Purchaser had not so objected until the Closing Date, less the amount of the brokerage commission specified in Seller's notice and the reasonable cost of decoration or other work required to be performed by the landlord under the terms of the proposed lease to suit the premises to the tenant's occupancy (“Reletting Expenses”), prorated in each case over the term of the proposed lease and apportioned as of the Closing Date. If Purchaser does not so notify Seller of its objection, Seller shall have the right to enter into the proposed lease with the tenant identified in Seller's notice and Purchaser shall pay to Seller, in the manner specified in herein, the Reletting Expenses, prorated in each case over the term of the lease and apportioned as of the later of the Closing Date or the rent commencement date. Such payment shall be made by Purchaser to Seller at the Closing. In no event shall the amount so payable to Seller exceed the sums actually paid by Seller on account thereof.~~

~~If any space is vacant on the Closing Date, Purchaser shall accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this contract. Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser's prior written consent. Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises.~~

~~Seller does not warrant that any particular Lease or Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or Tenancy prior to the Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.~~

~~Seller hereby indemnifies and agrees to defend Purchaser against any claims made pursuant to §7-107 or §7-108 of the General Obligations Law (the "GOL") by tenants who resided in the Premises on or prior to the Closing Date other than (a) claims with respect to tenants' security deposits paid, credited or assigned to Purchaser pursuant to the terms of this contract, (b) claims made pursuant to §7-107 of the GOL with respect to funds for which Seller was not liable, and (c) claims made pursuant to §7-108 of the GOL by tenants to whom Purchaser failed to give the written notice specified in §7-108(c) of the GOL within thirty days after the Closing Date. The foregoing indemnity and agreement shall survive the Closing and shall be in lieu of any escrow permitted by §7-108(d) of the GOL, and Purchaser hereby waives any right it may have to require any such escrow.~~

Section 7.  Responsibility for Violations

Except as otherwise provided herein, Purchaser is acquiring the Premises subject to all notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued on or prior to the actual date of closing by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises ~~and shall be complied with by Seller and all liens which have attached to the Premises prior to the Closing pursuant to the Administrative Code of the City of New York, if applicable,~~ shall be removed ~~or complied with~~ by Seller. ~~If such removal or compliance has not been completed prior to the Closing, Seller shall pay to Purchaser at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Premises subject thereto, except that Purchaser shall not be required to accept such title and may terminate this contract as herein if (a) Purchaser's Institutional Lender reasonably refuses to provide financing by reason thereof or (b) the Building is a multiple dwelling and either (i) such violation is rent impairing and causes rent to be unrecoverable under Section 302-a of the Multiple Dwelling Law or (ii) a proceeding has been validly commenced by tenants and is pending with respect to such violation for a judgment directing deposit and use of rents under Article 7-A of the Real Property Actions and Proceedings Law. All such notes or notices of violations noted or issued on or after the date of this contract shall be the sole responsibility of Purchaser.~~

~~If the reasonably estimated aggregate cost to remove or comply with any violations or liens which Seller is required to remove or comply with pursuant to the provisions of this contract shall exceed the Maximum Amount specified in Schedule D (or if none is so specified, the Maximum Amount shall be one-half of one percent of the Purchase Price), Seller shall have the right to cancel this contract, in which event the sole liability of Seller shall be as set forth herein, unless Purchaser elects to accept title to the Premises subject to all such violations or liens, in which event Purchaser shall be entitled to a credit of an amount equal to the Maximum Amount against the monies payable at the Closing.~~

~~Regardless of whether a violation has been noted or issued prior to the date of this contract, Seller's failure to remove or fully comply with any violations which a tenant is required to remove or comply with pursuant to the terms of its lease by reason of such tenant's use or occupancy shall not be an objection to title. Purchaser shall accept the Premises subject to all such violations without any liability of Seller with respect thereto or any abatement of or credit against the Purchase Price, except that if Purchaser's Institutional Lender reasonably refuses to provide financing by reason of a violation described above, Purchaser shall not be required to accept the Premises subject thereto and Purchaser shall have the right to terminate this contract in the manner provided herein~~.

If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto.

Section 8.  Destruction, Damage or Condemnation

The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this contract.

Section 9.  Covenants of Seller

Seller covenants that between the date of this contract and the Closing:

~~The Existing Mortgage(s) shall not be amended or supplemented or prepaid in whole or in part. Seller shall pay or make, as and when due and payable, all payments of principal and interest and all deposits required to be paid or made under the Existing Mortgage(s).~~

Seller shall not enter into any lease, license or occupancy agreement with respect to the Premises ~~except as otherwise permitted hereunder~~.

~~Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than 30 days' notice.~~

~~If an insurance schedule is attached hereto, Seller shall maintain in full force and effect until the Closing the insurance policies described in such schedule or renewals thereof for no more than one year of those expiring before the Closing.~~

No fixtures or equipment ~~or personal property~~ included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

Seller shall allow Purchaser or Purchaser's representatives access to the Premises, the Leases and other documents required to be delivered under this contract upon not less than 24 hours’ prior notice to Seller (which may be by email to John Abt at jabt@lannett.com) at reasonable times.

Section 10.  Seller's Closing Obligations

At the Closing, Seller shall deliver the following to Purchaser:

A statutory form of bargain and sale deed with covenants against grantor's acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract. (the “Deed”).

~~All Leases in Seller's possession, which delivery may be made outside of escrow.~~

~~A schedule of all security deposits (and, if the Premises contains six or more family dwelling units, the most recent reports with respect thereto issued by each banking organization in which they are deposited pursuant to GOL §7-103) and a check or credit to Purchaser in the amount of any cash security deposits, including any interest thereon, held by Seller on the Closing Date or, if held by an Institutional Lender, an assignment to Purchaser and written instructions to the holder of such deposits to transfer the same to~~

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~~Purchaser, and appropriate instruments of transfer or assignment with respect to any security deposits which are other than cash.~~

~~A schedule updating the Rent Schedule and setting forth all arrears in rents and all prepayments of rents.~~

~~All Service Contracts in Seller's possession which are in effect on the Closing Date and which are assignable by Seller, which delivery may be made outside of escrow.~~

If applicable, an assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in those ~~Service Contracts~~, ~~insurance policies~~, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller.

~~(a) Written consent(s) of the Mortgagee(s), if required under §2.03(b), and (b) certificate(s) executed by the Mortgagee(s) in proper form for recording and certifying (i) the amount of the unpaid principal balance thereof, (ii) the maturity date thereof, (iii) the interest rate, (iv) the last date to which interest has been paid thereon and (v) the amount of any escrow deposits held by the Mortgagee(s). Seller shall pay the fees for recording such certificate(s). Any Mortgagee which is an Institutional Lender may furnish a letter complying with Section 274-a of the Real Property Law in lieu of such certificate.~~

~~An assignment of all Seller's right, title and interest in escrow deposits for real estate taxes, insurance premiums and other amounts, if any, then held by the Mortgagee(s).~~

~~All original insurance policies with respect to which premiums are to be apportioned or, if unobtainable, true copies or certificates thereof.~~

To the extent they are then in Seller's possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction, to the extent the same are legally transferable, which delivery may be made outside of escrow.

Such affidavits as Purchaser's title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name.

(a) Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, (b) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

~~To the extent they are then in Seller's possession, copies of current painting and payroll records. Seller shall make all other Building and tenant files and records available to Purchaser for copying, which obligation shall survive the Closing~~.

~~An original letter, executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.~~

~~Notice(s) to the Mortgagee(s), executed by Seller or by its agent, advising of the sale of the Premises to Purchaser and directing that future bills and other correspondence should thereafter be sent to Purchaser or as Purchaser may direct. .~~

~~If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller's board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law. The deed referred to in § 10.01 shall also contain a recital sufficient to establish compliance with such law~~.

Vacant possession of the Premises in the condition required by this contract, ~~subject to the Leases and Tenancies,~~ and keys therefor, which delivery may be made outside of escrow.

If applicable, a blanket assignment, without recourse or representation, of all Seller’s right, title and interest, if any, to all contractors’

suppliers, materialmen’s and builders’ guarantees and warranties of workmanship and/or materials in force and effect with respect to the Premises on the Closing Date and a true and complete copy of each thereof to the extent in Seller’s possession or control.

~~Estoppel letters in the form attached hereto as Schedule F from the following tenants~~:

A certificate of Seller confirming that the warranties and representations of Seller set forth in this contract are true and complete on and as of the Closing Date (the statements made in such certificate shall be subject to the same limitations on survival as are applicable to Seller’s representations and warranties set forth herein).

~~A bill of sale for any personal property transferred pursuant to the terms hereof.~~

Any other documents required by this contract to be delivered by Seller.

Section 11.  Purchaser's Closing Obligations

At the Closing, Purchaser shall:

Deliver to Seller official checks or wire transfer of immediately available federal funds to Seller, in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12~~, plus the amount of escrow deposits, if any, assigned pursuant to § 10.08~~.

~~Deliver to Seller the Purchase Money Mortgage, if any, in proper form for recording, the note secured thereby, financing statements covering personal property, fixtures and equipment included in this sale and replacements thereof, all properly executed, and Purchaser shall pay the mortgage recording tax and recording fees for any Purchase Money Mortgage.~~

~~Deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser.~~

Cause the Deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

~~Deliver to Seller an agreement assuming all of landlord’s obligations under the Leases from and after the Closing Date and indemnifying and agreeing to defend Seller against any claims made by tenants with respect to any failure to perform such obligations.~~

Deliver to Seller a certificate confirming that the warranties and representations of Purchaser set forth in this contract are true and complete as of the Closing Date.

Deliver any other documents required by this contract to be delivered by Purchaser.

Section 12.  Apportionments

The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

~~prepaid rents and Additional Rents (as defined herein) and revenues, if any, from telephone booths, vending machines and other income-producing agreements;~~

~~interest on the Existing Mortgage(s);~~

real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on a final reading, subject to adjustment after the Closing;

~~wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Premises, whose employment was not terminated at or prior to the Closing;~~

value of fuel stored on the Premises, at the price then charged by Seller's supplier, including any taxes;

~~charges under transferable Service Contracts or permitted renewals or replacements thereof;~~

~~permitted administrative charges, if any, on tenants' security deposits;~~

~~dues to rent stabilization associations, if any~~;

~~insurance premiums on transferable insurance policies listed on a schedule hereto or permitted renewals thereof;~~

~~Reletting Expenses, if any; and~~

~~any other items listed in Schedule D.~~

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old

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tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

~~If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred; (c) then to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.~~

~~If any tenants are required to pay percentage rent, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents'') and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant's Lease, which obligation shall survive the Closing. If any tenant is or becomes entitled to a refund of overpayments of Additional rent which are attributable in whole or in part to any period prior to the Closing, Seller shall pay to Purchaser an amount equal to the amount of such refund attributable to any such period within ten days after notice from Purchaser, which obligation shall survive the Closing.~~

Section 13.  Objections to Title, Failure of Seller or Purchaser to Perform and Vendee's Lien

Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller's attorney upon receipt. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 30 days or until the expiration date of any written commitment of Purchaser's Institutional Lender delivered to Purchaser prior to the scheduled date of Closing, whichever occurs first, to remove any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the Closing Date.

If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to ~~refund the Downpayment to Purchaser~~ and to reimburse Purchaser for the net cost of title examination, but not to exceed the net amount charged by Purchaser's title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Premises or the net cost of a new survey of the Premises if there was no existing survey or the existing survey was not capable of being updated and a new survey was required by Purchaser's Institutional Lender. Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 14. Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D (or if none is so specified, the Maximum Expense shall be one-half of one percent of the Purchase Price) to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but the foregoing shall not permit Seller to refuse to payoff at the Closing, to the extent of the monies payable at the Closing, mortgages or other liens on the Premises, which can be satisfied or discharged by payment of a sum certain, ~~other than Existing Mortgages~~, of which Seller has actual knowledge.

Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with the terms of this contract. If Purchaser's title insurance company is willing to insure ~~both~~ Purchaser and Purchaser's Institutional Lender, if any, that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, then, unless Purchaser's Institutional Lender reasonably refuses to accept such insurance in lieu of actual payment and discharge, Seller shall have the right in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

~~If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.~~

~~Purchaser shall have a vendee's lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.~~

Section 14.  Broker

If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D. The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D. If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction. Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 15.  Notices

All notices under this contract shall be in writing and shall be delivered personally or shall be sent by prepaid registered or certified mail, or by prepaid overnight courier with receipt acknowledged, addressed as set forth in Schedule D, or as Seller or Purchaser shall otherwise have given notice as herein provided.

Section 16.  Limitations on Survival of Representations, Warranties, Covenants and other Obligations

Except as otherwise provided in this contract, no representations, warranties, covenants or other obligations ~~of Seller~~ set forth in this contract shall survive the Closing~~, and no action based thereon shall be commenced after the Closing. The representations, warranties, covenants and other obligations of Seller set herein shall not survive the Closing Date.~~

The delivery of the Deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

~~Section 17.  Due Diligence Period~~

~~During the period (the “Due Diligence Period”) commencing on the date hereof and ending at 5:00 P.M. Eastern Standard Time on the ______ day following the date hereof, Purchaser shall have the right to have the Premises inspected during reasonable hours, after reasonable notice to Seller, and to obtain the following inspection reports with respect to the premises, at Purchaser’s sole cost and expense:~~

~~An inspection and report (the “Environmental Report”) from a licensed environmental inspection laboratory or a licensed engineer (the “Inspection Company”) with respect to the presence or absence of~~

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~~hazardous or toxic substances or conditions at the Premises including, without limitation, asbestos, polychlorinated biphenyls, petroleum products and those hazardous substances defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., and all amendments thereto, including, without limitation, the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq., and the rules and regulations promulgated thereunder; New York State Environmental Liability Review Act, New York Environmental Conservation Law (ECL) §§8-0101 et seq.; and the New York State Water Pollution Control Act, ECL §§ 17-0101 et seq., (collectively, “Hazardous Substances”), on the Premises; and an inspection and report (the “Engineering Report”) from a licensed engineer and other appropriate professionals (collectively, the “Engineer) with respect to the structural and physical condition of the Premises, all mechanical systems and utilities servicing the Premises, curtain walls, roofs, wells, septic and drainage systems, and compliance with the Americans with Disabilities Act (collectively, “Building Conditions”).~~

~~Purchaser shall cause copies of the Environmental Report and Engineering Report (collectively, the “Reports) to be delivered to Seller prior to the expiration of the Due Diligence Period. Purchaser may elect to cancel this contract, by written notice (the “Termination Notice”) to Seller delivered on or before the last day of the Due Diligence Period, if (i) the Environmental Report states that there are Hazardous Substances on the Premises or (ii) the Engineering Report states that there are defects in the Building Conditions (a “Defective Condition”) and, in the best professional judgment of the Engineer, such Defective Condition(s) will const in excess of $____________ to correct.~~

~~During the Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser and agrees to make available to Purchaser and its agents all of the books, files and records relating to the Premises which are in the possession or under the control of Seller.~~

~~Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage caused by the inspection of the Premises by Purchaser, its agents, consultants or representatives.~~

~~TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PRUCHASER’S ACTIONS PURSUANT TO THIS SECTION 17. In the event the Purchaser shall (i) fail to have the Premises inspected prior to the expiration of the Due Diligence Period, (ii) fail to deliver a copy of the Reports to Seller prior to the expiration of the Due Diligence Period or (iii) fail to give the Termination Notice prior to the~~

~~expiration of the Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this contract as provided in §17.02.~~

Section 18.  Miscellaneous Provisions

If consent of the Existing Mortgagee(s) is required hereunder, Purchaser shall not assign this contract or its rights hereunder without the prior written consent of the Seller. No permitted assignment of Purchaser’s rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee. The term “Purchaser” shall be deemed to include the assignee under any such effective assignment.

This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

This contract shall be governed by, and construed in accordance with, the law of the State of New York.

The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail. Set forth in Schedule D is a list of any and alls schedules and riders which are attached hereto but which are not listed in the Table of Contents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

Seller:

SILARX PHARMACEUTICALS, INC.

By: /s/ John Abt______________________________

Name: John Abt________________________________

Title: Treasurer________________________________

Purchaser:

Chartwell Carmel Realty, LLC

By: /s/ Jack Goldenberg______________________

Name: Jack Goldenberg________________________

Title: CEO__________________________________

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Schedule A

DESCRIPTION OF PREMISES

(to be attached separately and to include tax map designation)

Schedule B

PERMITTED EXCEPTIONS

Section 3. Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title unmarketable at ordinary rates without a premium.
Section 4. Consents of record by the Seller or any former owner of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut.
Section 5. ~~The Existing Mortgage(s) and financing statements, assignments of leases and other collateral assignments ancillary thereto.~~
Section 6. ~~Leases and Tenancies specified in the Rent Schedule and any new leases or tenancies not prohibited by this contract.~~
Section 7. Unpaid installments of assessments not due and payable on or before the Closing Date.
Section 8. Financing statements, chattel mortgages and liens on personalty filed more than 5 years prior to the Closing Date and not renewed or filed against property or equipment no longer located on the Premises and omitted by Purchaser’s title insurer ~~or owned by Tenants~~.
Section 9. Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that none of such rights imposes any monetary obligation on the owner of the Premises or are violated by the current structures and/or improvements on the Premises.
Section 10. Immaterial encroachments of stoops, areas, cellar steps, trim cornices, lintels, windowsills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises, provided the same do not render title uninsurable at regular rates without the payment of additional premium.
Section 11. Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

Matters shown on Schedule B (cont.) attached hereto.

Section 12. ~~Any state of facts that an accurate survey would disclose, provided that such facts do not render title unmarketable. For the purposes of this contract, none of the facts shown on the survey, if any, identified as Permitted Exceptions shall be deemed to render title unmarketable, and Purchaser shall accept title subject thereto.~~

Schedule C

PURCHASE PRICE

The Purchase Price shall be paid as follows:

(a) By check subject to collection, the receipt of which is hereby acknowledged by Seller: $0

(b) By wire transfer delivered for the benefit of Seller at the Closing in accordance with the provisions of §2.02: $7,500,000.00

~~(c) By acceptance of title subject to the following Existing Mortgage(s):~~

(4) ~~By execution and delivery to Seller by Purchaser or its assignee of a note secured by a Purchase Money Mortgage on the Premises, payable as follows:~~

Purchase Price$7,500,000.00

Schedule D

MISCELLANEOUS

Section 13. 1. Title insurer designated by the Purchaser:

~~2. Last date for consent by Existing Mortgagee(s):~~

~~3. Maximum Interest Rate of any Refinanced Mortgage:~~

~~4. Prepayment Date on or after which Purchase Money Mortgage may be prepaid:~~

5. Seller's tax identification number: to be provided to the title insurer no later than five (5) business days prior to the Closing Date as set forth herein

6. Purchaser's tax identification number: to be provided to the title insurer no later than five (5) business days prior to the Closing Date as set forth herein.

7. Scheduled time and date of Closing: Simultaneously with the closing of the transactions contemplated pursuant to that certain Asset Purchase Agreement dated as of the date hereof among Seller, Lannett Corporation, Inc. and Chartwell Carmel Assets, LLC (the “Asset Purchase Agreement”)

8. Place of Closing: In escrow with Purchaser’s title insurer

9. Assessed valuation of Premises: ______________

Actual Assessment: ________________

Transition Assessment: ________________

10. Fiscal year and annual real estate taxes on Premises: _________

11. Tax abatements or exemptions affecting Premises: None

12. Assessments on Premises: None

13. Maximum Amount which Seller must spend to cure violations, etc.: N/A

14. Maximum Expense of Seller to cure title defects, etc. other than violations: See Section 29(B) of attached Rider

15. Broker, if any:

None

16. Party to pay broker's commission:

N/A

17. Address for notices:

If to Purchaser:

77 Brenner Drive

Congers, New York 10920

Attention: Jack Goldenberg

Email: [***]

with a copy to Purchaser's attorney:

Warshaw Burstein, LLP

575 Lexington Avenue

New York, New York 10022

Attn: Steve Semian, Esq.

Email: ssemian@wbny.com

If to Seller:

c/o Lannett Company, Inc.

1150 Northbrook Drive, Suite 155

Trevose, PA 19053

Attention: Samuel Israel, General Counsel

Email: samuel.israel@lannett.com

with a copy to Seller's attorney:

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103-3222

Attention: Bradley Rodos, Esq.

Email: brodos@foxrothschild.com

18. Limitation Date for actions based on Seller's surviving representations and other obligations:

See the Rider attached hereto

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19. Additional Schedules or Riders:

See the Rider attached hereto

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RIDER TO CONTRACT OF SALE BETWEEN

SILARX PHARMACEUTICALS, INC., AS SELLER, AND

Chartwell Carmel Realty, LLC, AS PURCHASER

19.	Rider Controls.

In the event of any conflict or inconsistency between any term or provision of this Rider and the terms or provisions of the initial portion of contract, the terms and provisions of this Rider shall govern and control.

20.Violations.

With respect to any violation of law, ordinance, order or governmental requirement concerning the Premises noted or issued prior to the Closing Date (collectively, “Violations”), Seller shall be required to pay all fines, penalties and interest that have been reduced to a liquidated amount associated with any such Violations but shall have not obligation to cure any such Violations, and Purchaser shall acquire the Premises subject to all such Violations.

21.Seller Covenants.
A.At Closing, Seller shall deliver the Premises vacant of all leases and/or other rights to occupy the Premises or any portion thereof and any claims or litigation associated with any such occupancy rights that may impact the Premises or Purchaser after the Closing.

B.Between the date of this contract and the date of Closing, Seller shall not encumber the Premises with any liens or encumbrances or sell, transfer or otherwise contract to sell or transfer any air or development rights appurtenant to the Premises.

C.Between the date of this contract and the date of Closing, Seller shall maintain the current insurance coverages on the Premises.

D.Between the date of this contract and the date of Closing, Seller shall maintain and operate the Premises in substantially the same manner and condition as prior to the date hereof pursuant to its normal course of business.

E.Between the date of this contract and the date of Closing, Seller shall not enter into any agreements relating to the use, ownership and/or operation of the Premises unless such agreement(s) are terminated at or prior to the Closing Date and not binding on Purchaser.

F.For so long as this Agreement is in effect, Seller shall not market the Premises for sale or lease.

22.Access.

Purchaser shall have the right, from time to time with reasonable frequency and upon no less than twenty-four (24) hours advanced notice (which notice may be by email to John Abt at jabt@lannett.com), to perform environmental, physical, engineering and mechanical inspections of the Premises and to examine records of the Premises; provided, however, that in no event shall Purchaser conduct any invasive testing or sampling of the Premises or any part thereof.  Purchaser hereby agrees to indemnify and hold Seller harmless from any damages, liabilities or claims for property damage or personal injury and mechanics liens caused by or arising from Purchaser and/or its agents, employees and/or contractors in the conduct of such inspections and investigations.  Purchaser, at its sole costs and expense, shall also repair any damage to the Premises caused by Purchaser and/or its agents, employees and/or contractors and promptly and restore the Premises to substantially the same condition as the same existed prior to Purchaser’s and/or its agents’, employees’ and/or contractors’ accessing or inspecting the Premises. The aforementioned restoration and indemnity obligations shall survive Closing or earlier termination of this

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Agreement.  Prior to any entry upon or testing of the Premises, Purchaser (and the agent, contractor, engineer and the like hired by Purchaser) will provide Seller with evidence of (i) commercial general liability insurance with limits of at least One Million Dollars ($1,000,000.00) for bodily or personal injury or death naming Seller as additional insured, and (ii) property damage insurance in the amount of at least One Million Dollars ($1,000,000.00), which policies shall be kept in force until the Closing Date or earlier termination of the contract.  Notwithstanding anything to the contrary contained herein, the foregoing indemnification shall not apply to (a) any such liability or expense to the extent caused by Seller’s gross negligence or willful misconduct and/or (b) the mere discovery of a preexisting environmental or physical condition on, at or about the Premises (provided that Purchaser and/or the agents, contractors, engineers and the like hired by Purchaser do not exacerbate any such condition), and in no event shall Purchaser be liable to Seller for any consequential, indirect, special or punitive damages in connection with such indemnity except to the extent Seller is liable to a third party (including any of Purchaser’s agents, contractors, engineers and the like hired by Purchaser and any of their respective employees) for any consequential, indirect, special or punitive damages.

23.Not an Offer.

The submission of this contract to Seller or Seller’s attorney shall not be considered an offer by Purchaser and shall not be binding upon Seller or Purchaser until this contract is duly executed by both Seller and Purchaser and unconditionally exchanged between Seller and Purchaser.

24.Transfer Taxes.

Purchaser and Seller each agree to execute any real estate transfer tax returns and/or declarations, and any equalization or other forms and returns required by New York State in connection with the conveyance contemplated by this contract and shall swear to and/or acknowledge such execution in form required for the acceptance and filing of said returns, forms and/or declarations and the party primarily responsible for same shall pay any and all New York State transfer tax due in connection with the sale of the Premises.

25.Notices.

Any notice, demand, approval, or other communication required or permitted to be given hereunder shall be in writing and be deemed to have been sufficiently given for all purposes hereunder if hand delivered with written proof of delivery, or sent via a reputable commercial overnight delivery service with shipment prepaid and written proof of delivery, in both instances with a copy of such notice simultaneously sent by email to the attorney for the party, and addressed to the parties at the addresses for each of them that are specified in Schedule D hereof, which addresses may be changed by the giving of notice as provided in this Section.  Attorneys shall be permitted to deliver notices on behalf of their respective clients.

26.Third Party Rights.

Nothing in this contract, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this contract.

27.Confidentiality.

Unless required by law, Seller and Purchaser each agrees to keep this contract and the terms hereof confidential and not to make or authorize any public announcements or disclosures with respect to the subject matter hereof without the prior written consent of the other party; provided, however, that Seller and Purchaser may disclose this contract and the terms hereof to their respective and potential directors, officers, shareholders, members, employees, agents, advisors, mortgage brokers, lenders and partners (including, without limitation, financial advisors, attorneys and accountants) and controlling persons who are actively and directly participating in negotiating and/or consummating the transactions contemplated by this contract or any person who otherwise need to know such information for the purpose of negotiating and/or consummating such transactions.  Notwithstanding the foregoing, Seller shall be freely permitted to publicly disclose this Agreement, the terms

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and conditions set forth herein and other information regarding the contemplated transactions in connection with its status as a public company, pursuant to applicable rules and regulations of the Securities and Exchange Commission. The provisions of this Section shall survive the Closing.

28.Non-Business Days.

Whenever action must be taken, including the giving of notice or the delivery of documents, under this contract during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday or federal or New York state holiday.

29.Title Report and Survey.
A. Purchaser will cause to be ordered a title report (the “Title Report”) from a title company licensed to do business in the State of New York and may order a survey of the Premises or an update of an existing survey (the “Survey”). Promptly after Purchaser’s receipt of the Title Report and/or Survey, respectively, (or any update thereto), Purchaser shall cause to be delivered copies thereof to Seller’s counsel. Delivery of the Title Report and Survey, and Title Report or Survey updates, as the case may be and if any, shall constitute notice of objection to all matters set forth in such Title Report and Survey which are not Permitted Exceptions (the “Title Defects”).
B. Notwithstanding anything to the contrary contained herein, Seller shall pay and remove of record (i) all mortgages against the Premises entered into by Seller, (ii) all accrued real estate taxes and water charges with respect to the Premises through the date of Closing, (iii) all mechanic’s liens levied against the Premises by or on account of Seller work, and (iv) all other liens against the Premises or Seller that have been reduced to a liquidated amount not to exceed [***]. If any Title Defect will not be cured by Seller in accordance with this contract, Purchaser shall either accept the then existing condition of title, including any such Title Defect, without credit against or reduction of the Purchase Price and without any liability on the part of Seller, or cancel this contract. If Purchaser shall so elect to cancel this contract, this contract shall be deemed null and void and neither party shall have any further rights or obligations hereunder except as otherwise specifically set forth in this contract.
30.Representations and Warranties of Seller.  All representations of Seller in this contract shall be true and correct as of the date hereof and the actual Closing Date.  The following Seller representations and warranties shall be in addition to those set forth herein.
A.There are no leases, licenses, and/or other occupancy agreements in or at the Premises that will be in force or binding on Purchaser or the Premises after the Closing.
B.Seller has not received any written notice from any governmental entity having jurisdiction over the Premises to the effect that the Premises is not in compliance with applicable laws that remains uncorrected.
C.Seller has not received any written notice from any governmental entity of any violation of any laws with respect to Hazardous Materials (as defined herein) on, in or about the Premises that remains uncorrected.  “Hazardous Materials” shall mean asbestos, petroleum products, and any other hazardous waste or substance that has been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any other governmental entity authorized to regulate substances in the environment that has jurisdiction over the Premises.
D.Seller is not now, nor shall it be at any time on or before the Closing Date, an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen,

133449176.1

entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this contract, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”).
E.Neither Seller nor any Person who owns a direct interest in Seller (collectively, a “Seller Party”) is now, nor shall they be at any time on or before the Closing Date, a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this contract, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
F.To the best of Seller’s knowledge after making due inquiry, neither Seller nor any Seller Party, nor any Person receiving all or any portion of the Purchase Price: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes that in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.  For purposes of this Section, the term “Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957, as such laws may hereafter be modified amended, extended or supplemented.
31.Counterparts; Electronically Distributed Signatures.

This contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  The delivery of an executed counterpart of this contract by electronic means including as a PDF, via DocuSign or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

32.Escrow Closing Fee.

Any customary escrow closing fee charged by Purchaser’s title company in connection with the Closing shall be paid equally by Purchaser and Seller.

33.Construction.

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A. No provision of this contract shall be construed against or interpreted to the disadvantage of either Seller or Purchaser by any court or other governmental or judicial authority by reason of either Seller or Purchaser having, or being deemed to have, drafted, structured or dictated such provision.
B. Any deletion of language from this contract prior to its execution by the parties shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.
34.Broker.

Except as expressly set forth herein, Seller and Purchaser each represent, warrant and covenant that each have not dealt with any broker or finder in connection with this contract and knows of no other broker who has claimed or may have the right to claim a commission or other compensation in connection with this transaction.  Seller and Purchaser each agree to indemnify, defend and hold the other harmless against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach or falsity on its respective part of any representations, warranties or agreements contained in this Section. The terms of this Section 34 shall survive Closing or the earlier termination of this contract.

35.Severability.

If any term or provision of this contract or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this contract, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this contract shall be valid and be enforced to the fullest extent permitted by law.

36.Recordation.

Purchaser shall not record this contract or any memorandum or notice of this contract with the public land records; provided, however, that Purchaser shall be permitted to record a lis pendens solely in the event Purchaser brings a specific performance action pursuant to the terms of this contract.

37.Closing Statement.

At Closing, Seller and Purchaser shall execute and deliver a closing statement setting forth the Purchase Price payable hereunder as well as all allocations and disbursements to be made in accordance with this Agreement. A separate settlement statement shall also be executed and delivered for the transaction contemplated by the Asset Purchase Agreement.

38.Seller Performance.

The performance and observance by Seller of all covenants and agreements of this contract to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Purchaser’s obligation to purchase the Premises.

39.Default.

The parties agree that if Purchaser shall default in the performance of its obligations under this contract, the damages of Seller, while substantial, would be difficult or impossible to determine with mathematical precision.  In the event of a Purchaser default hereunder, Seller shall be entitled to terminate this contract and seek damages pursuant to the Article VII (Indemnification) of the Asset Purchase Agreement.  Notwithstanding the foregoing, in no event shall the aforesaid limitations apply to any indemnity or repair obligations of Purchaser or Seller’s right to enforce the same.  The terms and conditions of this Section shall survive the Closing or the termination of this contract.

If Seller shall default in the performance of its obligations under this contract, Purchaser shall have the right, as Purchaser’s sole remedy, to and seek damages pursuant to the

133449176.1

Article VII (Indemnification) of the Asset Purchase Agreement.  The terms and conditions of this Section shall survive the Closing or the termination of this contract.

40.Assignment.

This contract may be assigned by Purchaser to an entity in which Jack Goldenberg or Chartwell Pharmaceuticals, LLC has an ownership interest provided an executed assignment and assumption of this contract is delivered to Seller’s counsel not later than five (5) Business Days prior to the Closing.

43.	Destruction, Damage or Condemnation.

A.

If, prior to the Closing, there shall occur damage to the Premises caused by fire or other casualty which would cost [***] (the “Casualty Threshold”) to repair, as reasonably determined by an engineer selected by Purchaser and reasonably satisfactory to Seller, then Purchaser shall not have the right to terminate this contract by reason thereof, but Seller shall assign to Purchaser at the Closing the net insurance proceeds payable on account of any such fire or casualty and Purchaser shall receive a credit for the deductible in connection therewith.

If prior to the Closing there shall occur damage to the Premises caused by fire or other casualty which would cost an amount equal to the Casualty Threshold or more to repair, as reasonably determined by an engineer selected by Purchaser and reasonably satisfactory to Seller, then Purchaser may elect to terminate this Contract by notice given to Seller within thirty (30) days after Seller has given Purchaser written notice that such damage occurred, or at the Closing, whichever is earlier, upon which termination, this contract shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for those obligations and liabilities that are expressly stated to survive termination of this contract.  If applicable, the Closing Date shall be deemed adjourned in order that Purchaser shall have its full thirty (30) day period within which to determine whether or not to proceed with Closing.  If neither Purchaser nor Seller elects to terminate this contract, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, the insurance proceeds payable on account of any such fire or casualty, shall deliver to Purchaser any such proceeds or awards actually paid to Seller (less any amounts reasonably and actually expended by Seller to repair or secure the Premises) plus Purchaser shall be provided with a closing credit in the amount of any applicable insurance deductible.

B.

If after the execution and delivery of this contract and prior to Closing, any proceedings are instituted by any governmental authority which shall relate to the proposed taking of all or any portion of the Premises by eminent domain, or if any such proceedings are pending on the date of execution and delivery of this contract, or if all or any portion of the Premises is taken by eminent domain after the date of this contract and prior to the Closing, Seller shall promptly notify Purchaser in writing no later than two (2) business days after Seller’s receipt of any notification or the date of Closing, whichever occurs earlier.  Purchaser shall thereafter have the right and option to terminate this contract by giving written notice to Seller within thirty (30) days after receipt by Purchaser of the notice from Seller or on the Closing Date, whichever is earlier.  If the Closing Date was scheduled to occur after the institution of such proceeding, the Closing Date shall be deemed adjourned in order that Purchaser shall have its full thirty (30) day period within which to determine whether or not to proceed with Closing.  If Purchaser timely terminates this contract, this contract shall thereupon be terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those obligations and liabilities that are expressly stated to survive termination of this contract.  If Purchaser does not elect to terminate this contract, the parties hereto shall proceed to the Closing and at the Closing, Seller shall assign to Purchaser all of its right, title and interest

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in all awards in connection with such taking and shall pay to Purchaser any award paid to Seller with respect to such taking.

44.	Further Assurances.

Purchaser and Seller each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this contract provided that any such documents or instruments shall not materially increase the obligations or decrease the rights of either party hereunder.

45.Survival.

A.Except as otherwise expressly set forth in this contract, the representations, warranties and covenants and all other obligations, provisions and liabilities under this contract or any of the closing documents (including any cause of action by reason of a breach thereof) shall not survive the Closing and shall be merged into the Deed.  Notwithstanding the foregoing, Seller’s representations and warranties set forth in Section 4 and Section 30 and/or in any of the documents delivered at Closing shall survive Closing for a period of six (6) months after Closing.

B.Notwithstanding anything to the contrary contained herein, in the Asset Purchase Agreement and/or in any of the documents delivered at Closing, the total liability of Seller for any or all claims for breach of Seller’s representations, warranties, covenants, indemnities, obligations or otherwise under this Agreement or in any of the documents delivered at Closing shall not, in the aggregate, exceed [***], inclusive of any incidental, consequential or special damages that might be awarded.

C.This Section 45 shall survive the Closing or termination of this contract.

46.Legal Costs.

If either Purchaser or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this contract, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.  The provisions of this Section shall survive Closing or any termination of this contract.

47.	Disease Event.

Seller and Purchaser shall each have the right to extend the Closing Date for up to thirty (30) days in the aggregate by written notice to the other party in the event that a Disease Event (as defined herein) results in any of the following, to the extent that the Closing is, as a result, made impracticable: (i) the unavailability of applicable local or state governments (including the applicable recorder’s offices in the jurisdictions in which the Premises is located) to the extent necessary to consummate the Closing in accordance with the terms of this contract; (ii) the interruption of banking service preventing Purchaser from funding the Purchase Price, including, without limitation, the closure of the federal reserve wire transfer system; or (iii) the inability of Purchaser and/or Seller, or their respective legal counsels, to successfully deliver recordable documents to Purchaser’s title company via a reputable overnight courier; provided, however, Seller and Purchaser will reasonably cooperate to cause the Closing to occur as soon as reasonably practicable after the originally scheduled Closing Date.  A “Disease Event” shall be deemed to mean a public health emergency due to an infectious disease outbreak as declared by the Secretary of the Department of Health and Human Services of the United States of America or comparable state or local governmental entity.

48.	Asset Purchase Agreement.

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Notwithstanding anything to the contrary contained herein, Purchaser and Seller acknowledge that it is Purchaser’s and Seller’s intent that the Closing contemplated by this contract and Asset Purchase Agreement occur simultaneously and that Purchaser and Seller, in fact, agree that Closing under this contract is expressly conditioned upon the completion of closing under the Asset Purchase Agreement.  By way of clarification, Purchaser is obligated to purchase the Premises to be conveyed by this contract and the assets under the Asset Purchase Agreement and may not elect to purchase the Premises without also purchasing the assets to be conveyed under the Asset Purchase Agreement.  In the event this contract is terminated by Purchaser or Seller pursuant to any provision of this contract, the Asset Purchase Agreement shall automatically terminate.  In addition, (a) if there is any extension of the date of Closing in accordance with the terms of this contract, the date of closing under the Asset Purchase Agreement shall be deemed to have simultaneously been extended for the same duration, and (b) if the date of closing under the Asset Purchase Agreement is extended accordance with the terms therein, the date of Closing under this contract shall be deemed to have simultaneously been extended for the same duration. In the event of a default by the “Purchaser” under the Asset Purchase Agreement, then, such default shall also constitute a default by Purchaser under this contract and, without limiting any rights or remedies whatsoever pursuant to the Asset Purchase Agreement, Seller shall be entitled to exercise all of its rights and remedies pursuant to Section 39 of this contract.  In the event of a default by the Seller under the Asset Purchase Agreement, then, such default shall also constitute a default by Seller under this contract and, without limiting any rights or remedies whatsoever pursuant to the Asset Purchase Agreement, Purchaser shall be entitled to exercise all of its rights and remedies pursuant to Section 39 of this contract.  This Section 48 shall survive any termination of this contract.

49.	AS IS SALE.

PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY AND SELLER’S REPRESENTATIONS EXPRESSLY SET FORTH HEREIN.  BEFORE CLOSING PURCHASER WILL HAVE CONDUCTED SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND IS RELYING RELY UPON SAME.  PURCHASER ACKNOWLEDGES THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT BE REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS.  PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE EXPRESSED CONDITIONS CONTAINED HEREIN, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PREMISES “AS IS, WHERE IS,” WITH ALL FAULTS.  NO IMPLIED WARRANTIES AS TO THE CONDITION, SUITABILITY, FITNESS, MERCHANTABILITY, MARKETABILITY, HABITABILITY, GOOD OR FAIR CONDITION OR REPAIR, GOOD WORKMANLIKE CONSTRUCTION, QUALITY OR QUANTITY OF THE PREMISES ARE CREATED OR INTENDED TO BE CREATED BY SELLER OR BY THIS AGREEMENT OR ARE ANTICIPATED, EXPECTED OR RELIED UPON BY PURCHASER. THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE CLOSING.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PREMISES FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.  PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PREMISES.  PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.

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EXCEPT WITH REGARD TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN, AT CLOSING, PURCHASER HEREBY RELEASES SELLER AND ANY AGENT, REPRESENTATIVE, MANAGER, AFFILIATE, OFFICER, PARTNER, SHAREHOLDER, DIRECTOR, MEMBER, SHAREHOLDER OR EMPLOYEE OF SELLER (A “SELLER RELATED PARTY”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PREMISES, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PREMISES AND ANY ENVIRONMENTAL CONDITIONS AT, IN, ON OR UNDER THE PREMISES, AND NEITHER PURCHASER NOR ANY PURCHASER RELATED PARTY WILL LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

THIS 49 SECTION SHALL SURVIVE CLOSING.

[Signature Page Follows]

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SELLER

SILARX PHARMACEUTICALS, INC.

By: /s/ John Abt______________________________

Name: John Abt________________________________

Title: Treasurer________________________________

PURCHASER

Chartwell Carmel Realty, LLC

By: /s/ Jack Goldenberg______________________

Name: Jack Goldenberg________________________

Title: CEO__________________________________

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LIST OF SCHEDULES

Schedule ADescription of Premises

Schedule B+Permitted Exceptions

_____________________

+	This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

SCHEDULE A

DESCRIPTION OF PREMISES

All that certain plot, piece or parcel of land, situate in the Town of Carmel, County of Putnam, State of New York, being Lot No. 6 as shown and described on a certain map entitled "Final Commercial/Industrial Subdivision Plat of Weingaten Tract in the Town of Carmel, Putnam County, New York", filed in the Office of the County Clerk of Putnam County at Carmel, New York on the 10th day of August, 1979, as filed map No. 1719, which said lot is more particularly bounded and described as follows:

BEGINNING at a point on the westerly line of County Highway 35 (also known as Stoneleigh Avenue) where same is intersected by the division line between Lot 6 on the South and Lot 7 on the north, said point being the northeasterly corner of Lot 6;

RUNNING THENCE along the westerly line of County Highway 35, South 25 degrees 26 minutes 50 seconds east 50 00 feet, south 18 degrees 8 minutes east 785 30 feet, south 6 degrees 57 minutes 30 seconds east 264 55 feet, and south 5 degrees 1 minute 30 seconds east 275 91 feet to Lot 7;

THENCE along Lot 7, north 79 degrees 8 minutes 25 seconds west 830 95 feet to the southwesterly corner of Lot 6;

THENCE continuing along Lot 7, north 22 degrees 11 minutes west, 1109 52 feet to the northwesterly corner of Lot 6;

THENCE continuing still along Lot 7, north 67 degrees 49 minutes east, 386 63, south 81 degrees 46 minutes 50 seconds east, 371 25 feet to a point on a curve;

THENCE along a curve to the left having a radius of 200 00 feet and a central angle of 33 degrees 40 minutes a distance of 117 52 feet;

THENCE continuing still along Lot 7, north 64 degrees 33 minutes 10 seconds east 80 76 feet to the westerly line of County Highway 35 and the point or place of BEGINNING.